EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RECEIVES $8.8 MILLION ORDER FOR

NEXT-GENERATION CERAMIC BODY ARMOR

Costa Mesa, Calif.—April 4, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received a sole-source contract from the United States Special Operations Command not to exceed $8.8 million for next-generation ceramic body armor components.

These new components, developed by Ceradyne’s research and development team to meet the Special Operations’ unusual and compelling urgency, are scheduled to be shipped in the second and third quarters of 2006.

Joel Moskowitz, Ceradyne chief executive officer, stated that this order represents the first of what may be a new series of lightweight ceramic armor components to be used initially by the Special Operations Command and that he is proud of the level of effort and results that had been obtained by Ceradyne’s in-house ballistic development team. He anticipates that these new components may become standard issue and, if that becomes the case, the next series of orders might be placed on an open and competitive basis. Moskowitz added that Ceradyne will be competing for future orders for this new-generation armor.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s supplemental prospectuses, dated December 13, 2005, as filed with the Securities and Exchange Commission.

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